Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports included herein dated March 23, 2007, on the consolidated statement of financial condition and condensed consolidated schedule of investments of PowerShares DB Commodity Index Tracking Fund and Subsidiary as of December 31, 2006, and the related consolidated statements of income and expenses, changes in shareholders’ equity, and cash flows for the period from January 31, 2006 (commencement of investment operations) to December 31, 2006, and the statement of financial condition of PowerShares DB Commodity Index Tracking Fund as of December 31, 2005; and dated March 27, 2007, on the statements of financial condition of DB Commodity Services LLC as of December 31, 2006 and 2005, and the related statements of income and expenses, changes in member’s capital (deficit) and cash flows for the year ended December 31, 2006, and for the period from May 23, 2005 (inception) to December 31, 2005. We also consent to the references to our firm under the heading “Experts” in the Prospectus.

/s/ KMPG LLP

New York, New York

March 28, 2007